Exhibit 10.50

September 1, 2010

PERSONAL AND CONFIDENTIAL

LONG FORTUNE VALLEY TOURISM INTERNATIONAL LIMITED
Yishui County, Shandong 100070, PRC
Attn:  Shanjiu Zhang, Chief Executive Officer

Dear Mr. Zhang:

This exclusive service agreement (“Agreement”) confirms the terms and conditions of the engagement of Greentree Financial Group, Inc. (“Greentree”) by LONG FORTUNE VALLEY TOURISM INTERNATIONAL LIMITED (the “Company”) to render certain professional services to the Company in connection with the Company’s strategic and financial plans to list on the United States capital markets (NASDAQ & OTCBB market).

1.	Services. Greentree agrees to perform the following services:

(a)	Advise and assist the Company with redesigning its capital structure, consistent with United States GAAP and usual and customary business practices for companies similar to the Company;

(b)
Advise and assist the Company in the conversion of its financial reporting systems, including its projected financial statements, to a format that is consistent with United States GAAP (Generally Accepted Accounting Principles);

(c)
Assist with documents and analysis of a proposed collateralized debt instrument for $250,000, which will bear interest of 8% per annum, payable quarterly, collateralized by 250,000 shares of its common stock of the proposed public company.  The principal and unpaid interest will be paid in full from proceeds when the Company closes its financing of at least $1,000,000;

(d)
If applicable, assist the Company in evaluating a prospective merger candidate with Due Diligence, including obtaining its updated financial statements, shareholder list, official copies of its stock registration records;

(e)
If applicable, Greentree will assist with the preparation of English closing documents in connection with the proposed reverse takeover (“RTO”), including its compliance filings, such as Form 8-K, Schedule 14C, 14F-1, etc. with the Securities and Exchange Commission;

(f)
Greentree will assist in the preparation and filing of Form S-1 to register 2,500,000 shares, or maximum permissible by Rule 415, in connection with the equity line, including answering SEC comments, if any.

(g)
If the Company wishes to be listed on NASDAQ within one year of the date of this Agreement, and be eligible for such application, Greentree will assist in preparation of the NASDAQ listing application for the Company, prepare the corporate governance documents and policies, and answer comments, if any (Company will pay all NASDAQ listing fees);

Client initials ______

(h)
Provide necessary professional services and support as an international liaison for Company to third-party service providers, including coordination amongst the Company and their related attorneys and CPAs;

(i)	Provide management training to the senior management of the Company, pertaining to usual and customary practices for U.S. companies with business plans similar to the Company’s business plan;

(j)	Perform such other services as the Company and Greentree shall mutually agree to in writing.

2.
Fees.  The Company agrees to pay Greentree for its services a professional service fee (“Service Fee”) of $25,000 in cash, 500,000 shares of its common stock of the proposed public company based on a assumed capital structure (post RTO) of 7,500,000 shares issued and outstanding, and 200,000 eighteen-month warrants at $2.00 per share during the Term payable as follows.

The Company agrees to pay the Greentree Service Fee as per the following payment terms:

(a)	A cash payment of $15,000 shall be made upon signing this agreement;

(b)	A cash payment of $10,000 shall be made upon starting preparation of the Form S-1 registration statement;

(c)	375,000 common shares are payable simultaneously when the Company accepts the new issuance of shares in connection with its RTO transaction;

(d)	125,000 common shares are payable when the Company closes its financing of at least $1,000,000. This clause speaks only to the timing of payment, and not tied to any specific funding performance;

(e)
The Company shall provide that, at the Closing of the RTO, the Company shall grant to Greentree (or its designated affiliates or assignees) share purchase 200,000 warrants (the “Warrants”).  The Warrants will be exercisable and expire eighteen (18) months after the Closing.  The Warrants will be exercisable at a price of $2.00 per share.  The Warrants shall not be redeemable.  The Company will register the shares of Common Stock underlying the Warrants and will file all necessary undertakings in connection therewith.  The Warrants may be exercised as to all or a lesser number of shares of Securities, may provide for cashless exercise, and will provide for any anti-dilution or price protection for eighteen months.

Client initials ______

Notes:

i.
The shares issued shall be anti-dilutive for a period of 18 months.  To the extent the Company issues more than 10,000,000 shares, additional shares shall be issued to Greentree to bring Greentree’s ownership percentage back to 5%.

ii.	Auditing and quarterly auditor review fees are not included in this agreement and should be paid directly by the Company to their independent auditors.

iii.	The Company agrees to act reasonably and in good faith to expediently enter into and move forward with a “going public” transaction in a timely manner.

iv.
In addition to any fees that may be payable to Greentree under this letter, the Company agrees to reimburse Greentree, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with Greentree’s activities under this letter, including the reasonable fees and disbursements of its legal counsel.

3.
Term.  The term of this Agreement shall commence on signing of this Agreement and end on August 30, 2011 (the “Term”).  This Agreement may be renewed upon mutual written agreement of the parties hereto.  This agreement may be terminated by the Company prior in its expiration or services being rendered with 45 days prior written notice to Greentree.  Any obligation pursuant to this Paragraph 3, and pursuant to Paragraphs 2 (payment of fees), 4 (indemnification), 5 (other matters), 6 (governing law) and 9 (miscellaneous) hereof, shall survive the termination or expiration of this Agreement.  As stated in the foregoing sentence, the parties specifically agree that in the event the Company terminates this Agreement prior to expiration of the Term, the full Service Fee shall become immediately due and payable, except for the payment set forth under Paragraph 2(d).

4.
Indemnification.  In addition to the payment of fees and reimbursement of fees and expenses provided for above, the Company agrees to indemnify Greentree and its affiliates with regard to the mailers contemplated herein, as set forth in Exhibit A, attached hereto, which is incorporated by reference as if fully set forth herein.

5.
Matters Relating to Engagement.  The Company acknowledges that Greentree has been retained solely to provide the services set forth in this Agreement.  In rendering such services, Greentree shall act as an independent contractor, and any duties of Greentree arising out of its engagement hereunder shall be owed solely to the Company.  The Company further acknowledges that Greentree may perform certain of the services described herein through one or more of its affiliates.

The Company acknowledges that Greentree is a consulting firm that is engaged in providing consulting services.  The Company acknowledges and agrees that in connection with the performance of Greentree’s services hereunder (or any other services) that neither Greentree nor any of its employees will be providing the Company with legal, tax or accounting advice or guidance (and no advice or guidance provided by Greentree or its employees to the Company should be construed as such) and that neither Greentree nor its employees hold itself or themselves out to be advisors as to legal, tax, accounting or regulatory matters in any jurisdiction.  Greentree may retain attorneys and accountants that are for Greentree’s benefit, and Greentree may recommend a particular law firm or accounting firm to be engaged by the Company and may pay the legal expenses or accounting expenses associated with that referral on behalf of the Company, after full disclosure to the Company and the Company’s consent that Greentree make such payment on its behalf.  However, Greentree makes no recommendation as to the outcome of such referrals.  The Company shall consult with its own legal, tax, accounting and other advisors concerning all matters and advice rendered by Greentree to the Company, and the Company shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the advice and guidance given by Greentree to the Company.  Neither Greentree nor its employees shall have any responsibility or liability whatsoever to the Company or its affiliates with respect thereto.

Client initials ______

The Company recognizes and confirms that in performing its duties pursuant to this Agreement, Greentree will be using and relying on data, material, and other information furnished by the Company, a third party provider, or their respective employees and representatives (“the Information”).  The Company will cooperate with Greentree and will furnish Greentree with all Information concerning the Company and any financial information or organizational or transactional information which Greentree deems appropriate, and Company will provide Greentree with access to the Company’s officers, directors, employees, independent accountants and legal counsel for the purpose of performing Greentree’s obligations pursuant to this Agreement.  The Company hereby agrees and represents that all Information furnished to Greentree pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that, if the Information becomes materially inaccurate, incomplete or misleading during the term of Greentree’s engagement hereunder, the Company shall promptly advise Greentree in writing.  Accordingly, Greentree assumes no responsibility for the accuracy and completeness of the Information.  In rendering its services, Greetree will be using and relying upon the Information without independent verification evaluation thereof.

6.
Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard of conflict of law’s provisions.  All disputes arising out of or in connection with this agreement, or in respect of any legal relationship associated with or derived from this agreement, shall only be heard in any competent court residing in Broward County, Florida.  Company agrees that a final judgment in such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. The Company further waives any objection to venue in any such action or proceeding on the basis of inconvenient forum.  The Company agrees that any action on or proceeding brought against the Greentree shall only be brought in such courts.

7.
No Brokers.  The Company represents and warrants to Greentree that there are no brokers, representatives or other persons which have an interest in compensation due to Greentree from any services contemplated herein.

8.
Authorization.  The Company and Greentree represent and warrant that each has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument (including contracts, wills, agreements, records and wire receipts, etc.) to which it is a party or bound.

Client initials ______

9.
Miscellaneous.  This Agreement constitutes the entire understanding and agreement between the Company and Greentree with respect to the subject matter hereof and supersedes all prior understandings or agreements between the parties with respect thereto, whether oral or written, express or implied.  Any amendments or modifications must be executed in writing by both parties.  This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party.  If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.  The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Please confirm that the foregoing correctly sets forth our agreement by signing below in the space provided and returning this Agreement to Greentree for execution, which shall constitute a binding agreement as of the date first above written.

Thank you.  We look forward to a mutually rewarding relationship.

GREENTREE FINANCIAL GROUP, INC.

By:           /s/ R. Chris Cottone
Name:  R. Chris Cottone
Title:    Vice President

AGREED TO AND ACCEPTED
DATE:  SEPTEMBER 1, 2010

LONG FORTUNE VALLEY TOURISM INTERNATIONAL LIMITED

By:           /s/ Shanjiu Zhang
Name:  Shanjiu Zhang
Title:  Chief Executive Officer

AGREED TO AND ACCEPTED
DATE:  SEPTEMBER 1, 2010

Client initials ______

EXHIBIT A:  INDEMNIFICATION

The Company agrees to indemnify Greentree, its employees, directors, officers, agents, affiliates, and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including Greentree is referred to as “Indemnified Party”) from and against any losses, claims, damages and liabilities, joint or several (including all legal or other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) (“Damages”), to which such Indemnified Party, in connection with providing its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited to liability or loss (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or omission or alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act or failure to act, or (iii) arising out of Greentree’s engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that the Company will not be liable to the Indemnified Party hereunder to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If for any reason, other than a final non-appealable judgment finding an Indemnified Party liable for Damages for its gross negligence or willful misconduct the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and the Indemnified Party on the other, but also the relative fault of the Company and the Indemnified Party as well as any relevant equitable considerations.

Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will notify the Company in writing of the receipt or commencement thereof and the Company shall have the right to assume the defense of such claim or action (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and expenses of such counsel), provided that the Indemnified Party shall have the right to control its defense if, in the opinion of its counsel, the Indemnified Party’s defense is unique or separate to it as the case may be, as opposed to a defense pertaining to the Company.  In any event, the Indemnified Party shall have the right to retain counsel reasonably satisfactory to the Company, at the Company’s sole expense, to represent it in any claim or action in respect of which indemnity may be sought and agrees to cooperate with the Company and the Company’s counsel in the defense of such claim or action.  In the event that the Company does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel to defend such claim or action.  Any obligation pursuant to this Annex shall survive the termination or expiration of the Agreement.

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Client initials ______